Exhibit 99.1

South Shore Resources Inc. Announces Completion of Prototype Unit

Providenciales, Turks & Caicos – October 10, 2007 - Further demonstrating its leadership in the development and implementation of its exclusively licensed membrane separation technology for the refining of heavy crude oil into light sweet crude oil South Shore Resources Inc. (OTCBB: SSHO)(Frankfurt: SXB)(WKN: A0LD9H) today announced the completion of the prototype unit, an up scaled version of the lab unit.

The prototype will be used to demonstrate the separation at low temperatures of heavy crude oil into light sweet crude oil to oil producers and refineries worldwide.

“Completion of the prototype is an important step in our commercialization process,” stated Richard Wachter, President of South Shore Resources.

About South Shore Resources Inc.:
South Shore Resources Inc. is a company primarily focused on the marketing of an innovative membrane separation technology for the refining of heavy crude oil into light sweet crude oil.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward-looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.crude2sweet.com.